AKERMAN, SENTERFITT & EIDSON, P.A.
     ATTORNEYS AT LAW

                               One Brickell Square
                               801 Brickell Avenue
                              Miami, Florida 33131
                           Telephone: (305) 374-5600
                               FAX: (305) 374-5095

                               September 29, 1995

Bayport Restaurant Group, Inc.
4000 Hollywood Boulevard
Hollywood, Florida 33021

         RE:      BAYPORT RESTAURANT GROUP, INC. (THE "COMPANY")
                  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         You have requested our opinion with respect to (i) up to 80,000 options (the "Options") to purchase a like number of shares of the Company's common stock, $.001 par value per share ("Common Stock") issuable in accordance with the Company's 1985 Stock Option Plan (the "1985 Plan"), and (ii) up to 80,000 shares of Common Stock underlying such options (the "Shares"), included in the Company's registration statement on Form S-8 (the "Registration Statement"), which is being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act").

         As counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinion expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinion, we have relied upon statements or certificates of officials and representatives of the Company and others.

         Based upon and subject to the foregoing, we are of the opinion that:

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                  When the Registration Statement becomes effective under the
                  Act, and when the Options are issued and distributed in accordance with and pursuant to the 1985 Plan, the Options will be validly issued; and when the Shares are issued against delivery of adequate consideration therefor in accordance with and pursuant to the 1985 Plan, the Shares will be validly issued, fully paid and non-assessable.

         In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein.

         This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions, dated April 8, 1991, issued by the Business Law Section of the Florida Bar (the "Report"). The Report is incorporated by reference into this opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations promulgated thereunder.

                                      Very truly yours,

                                      /s/ AKERMAN, SENTERFITT & EIDSON, P.A.


                                      AKERMAN, SENTERFITT & EIDSON, P.A.